Exhibit 99.1

October 20, 2021

Liberty Media Corporation Announces Annual Investor Meeting

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty Media”) (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) will be holding its annual Investor Meeting on Thursday, November 18, 2021 with presentations beginning at approximately 9:00am E.T. During the Investor Meeting, observations may be made regarding the company's financial performance and outlook, as well as other forward looking matters.

The annual Investor Meeting will be held in New York, NY and is open to shareholders, research analysts and press. Registration information is available on the Liberty Media website and at https://events.thetimescenter.com/LibertyMedia2021InvestorDay.

Please note that all in-person attendees must be fully vaccinated against COVID-19 and show proof upon arrival. Due to capacity constraints, in-person attendees will be confirmed via email prior to the event. A livestream of the Investor Meeting will also be available at the registration link above. With the health and safety of our community and attendees as our top priority, event details are subject to change based on CDC, New York City and The Times Center guidelines.

After the presentations, John Malone, Chairman of Liberty Media, and Greg Maffei, President and Chief Executive Officer of Liberty Media, will host a Q&A session. Stockholders are able to submit questions in advance of the Q&A session. To submit a question, please email investorday@libertymedia.com with the subject “Investor Day Question” by 5:00 p.m. E.T. on Friday, November 12, 2021.

An archive of the webcast of the Investor Meeting will also be available on https://ir.libertymedia.com/news-events/events-presentations for one year after appropriate filings have been made with the SEC.

Companies presenting at the annual Investor Meetings include:

●	Liberty Media
o	Formula 1
o	Sirius XM Holdings Inc.
o	Live Nation Entertainment, Inc.
o	Atlanta Braves
●	Liberty TripAdvisor Holdings, Inc.
o	Tripadvisor, Inc.
●	Liberty Broadband Corporation
o	Charter Communications, Inc.
o	GCI

Qurate Retail, Inc. will host its Investor Meeting virtually on November 19, 2021. Information is available at www.qurateretail.com.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation’s interests in SiriusXM and Live Nation Entertainment. The businesses and assets attributed to the Braves Group (NASDAQ: BATRA, BATRK) include Liberty Media Corporation’s subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) consist of all of Liberty Media Corporation’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1, its interest in Liberty Media Acquisition Corporation and other minority investments.

Liberty Media Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Media Corporation